Exhibit 99.1

Marker Therapeutics Appoints Biotech Executive Katharine Knobil, M.D., to Board of Directors

Houston, TX –December 9, 2021– Marker Therapeutics, Inc. (NASDAQ:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced the appointment of Katharine Knobil, M.D., to the Company’s Board of Directors.

“We are excited to announce the appointment of Dr. Knobil to the Board of Directors,” said Peter L. Hoang, President & CEO of Marker. “Dr. Knobil’s extensive leadership experience in clinical development of new therapies, including 20 years of leadership at GlaxoSmithKline plc, will serve Marker well as the Company advances its novel cell therapies in the clinic. We look forward to Dr. Knobil’s valuable counsel and expertise.”

Dr. Knobil currently serves as Chief Medical Officer at Agilent Technologies, Inc. Prior to Agilent, she served as Chief Medical Officer and Head of Research and Development at Kaleido Biosciences, Inc. Previously, Dr. Knobil served in various leadership positions during a 20-year career at GlaxoSmithKline plc, before becoming Chief Medical Officer. Dr. Knobil received a B.A. in Biological Sciences from Cornell University and an M.D. from the University of Texas Southwestern. She currently serves on the Board of Directors of Arena Pharmaceuticals Inc.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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